As filed with the U.S. Securities and Exchange Commission on November 18, 2024
Registration No. 333-271015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
____________________________
INTUITIVE MACHINES, INC.
(Exact name of registrant as specified in its charter)
____________________________

Delaware	3760	36-5056189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	13467 Columbia Shuttle Street
	Houston, Texas 77059
	(281) 520-3703
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________

Anna Chiara Jones
General Counsel and Corporate Secretary
3700 Bay Area Blvd
Houston, TX 77058
(281) 520-3703
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE - DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to the Registration Statement on Form S-1 (No. 333-271015) (the “Registration Statement”), previously filed by Intuitive Machines, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on March 31, 2023, as amended by Amendment No. 1 to the Registration Statement, previously filed by the Registrant with the SEC on June 5, 2023, and as further amended by Amendment No. 2 to the Registration Statement, previously filed with the SEC on June 29, 2023, to register up to 4,885,057 shares of class A common stock par value $0.0001 per share (“Common Stock”), that the Registrant had the election to issue and sell to CF Principal Investments LLC, a Delaware limited liability company (“Cantor”), from time to time, pursuant to the common stock purchase agreement, dated as of September 16, 2022, by and between the Registrant and Cantor (as amended or supplemented from time to time, the “Purchase Agreement”). This Post-Effective Amendment No. 1 is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under the Registration Statement.

Effective September 1, 2024, the Purchase Agreement has been automatically terminated in accordance with its terms (the “Termination”). As a result of the Termination, the Registrant has terminated any and all offers and sales of its securities registered pursuant to the Registration Statement and is deregistering the remaining securities (the “Securities”) registered but unsold as of the Termination under the Registration Statement, if any. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all such Securities registered but unsold as of the date of this Post-Effective Amendment No. 1. The Registration Statement is amended, as appropriate, to reflect the deregistration of the Securities as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 18 , 2024.

INTUITIVE MACHINES, INC.

By:	/s/ Anna Chiara Jones
Name:	Anna Chiara Jones
Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.